Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Reports Second-Quarter Earnings

Board Declares Quarterly Dividend of 16 Cents per Common Share

TOLEDO, Ohio, July 28, 2006 — Manor Care, Inc. (NYSE:HCR) today announced second-quarter earnings per share of 58 cents per diluted share. This compares to 43 cents per share in the 2005 second quarter.

Revenues increased 7 percent to $894 million, compared with $834 million a year ago. Net income was $46 million, compared with $38 million in the 2005 second quarter.

For the first six months of 2006, revenues increased to $1.76 billion, and net income was $70 million, or 88 cents per diluted share, including certain unusual items in the first quarter.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 16 cents per share, which is payable on August 28, 2006 to shareholders of record on August 14, 2006.

“Our revenues and earnings increased sequentially, as well as year over year, as we built on the operational strength we showed in the first quarter,” said Paul A. Ormond, Manor Care chairman, president and CEO. “Occupancy levels in our skilled nursing centers continued at a strong level in the second quarter, down only slightly from the 10-year high achieved in the first quarter, and up more than a full percentage point from the 2005 second quarter. Our focus on applying and marketing our comprehensive clinical skills and outcome successes continues to gain us a greater mix of high-acuity patients who require intensive rehabilitation and complex medical care

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after a hospital stay. This focus on mix shift enabled us to realize an average Medicare rate increase of $27 per patient day compared with a year ago and a 2 percent sequential gain from the 2006 first quarter, despite the significant Medicare rate reduction imposed beginning January 1 this year. Our Quality Mix of Medicare, private pay and managed care/insurance revenues continued at our record high of 72 percent, two percentage points above the 2005 second quarter.

“Our hospice and home health operations continue to be our fastest growing segment. Driven by gains in our hospice business, revenues for this segment were up 18 percent in the second quarter from the 2005 second quarter, and now have an annualized revenue run rate of $460 million. During the quarter, we grew our hospice business from both an outpatient and inpatient perspective, and we expect this business to continue to be a driver of significant revenue and earnings growth.”

Strong operating performance produced $76 million in operating cash flow in the second quarter. This cash generation, plus issuing $250 million of convertible notes at an attractive 2 percent coupon, enabled Manor Care to repurchase $265 million of its shares during the quarter and invest in several key growth initiatives. The company also increased the size of its five-year revolving credit facility to $400 million from $300 million, while slightly improving pricing.

Facility expansion investments to improve the company’s ability to serve short-term, post-acute patients continued in high-demand markets. During the 2006 second quarter, Manor Care completed the expansion of six skilled nursing centers. Thirty-six nursing center expansions, including 22 related to expanding physical rehabilitation space and capabilities, are ongoing. Five new skilled nursing centers are under construction, and a newly constructed inpatient hospice facility was opened during the quarter. In total, nearly $40 million was invested during the quarter in new construction, expansion and acquisitions to support growth.

“Each of our major business sectors performed well in the second quarter, ”Mr. Ormond said, “and we believe there are continuing opportunities across the board, especially in our hospice operations. The fact that we have been able to expand our

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capabilities to serve higher-acuity patients and achieve equivalent or better outcomes than higher-cost settings will be an ongoing source of growth. We will build on our successes in the second half of the year and continue along the path that has led to strong operating performances in each of our businesses.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2006 second quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website http://www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 2338860. This rebroadcast will be available until midnight, August 2. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual

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results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
		(In thousands, except per share amounts)
Revenues	$894,214	$833,759	$1,763,509	$1,712,961
Expenses
Operating	736,106	694,221	1,459,016	1,428,371
General and administrative	43,792	40,680	95,897	76,946
Depreciation and amortization	36,146	35,629	72,088	69,076
Asset impairment	—	—	11,082	—

	816,044	770,530	1,638,083	1,574,393

Income before other income (expenses) and
income taxes	78,170	63,229	125,426	138,568
Other income (expenses):
Interest expense	(7,779)	(10,216)	(14,919)	(20,332)
Gain (loss) on sale of assets	(217)	663	(159)	209
Equity in earnings of affiliated companies	2,001	1,455	3,587	2,823
Interest income and other	393	714	1,228	1,073

Total other expenses, net	(5,602)	(7,384)	(10,263)	(16,227)

Income before income taxes	72,568	55,845	115,163	122,341
Income taxes	27,017	17,766	42,607	43,899

Income before cumulative effect	45,551	38,079	72,556	78,442
Cumulative effect of change in accounting principle, net of tax	—	—	(2,476)	—

Net income	$45,551	$38,079	$70,080	$78,442

Earnings per share — basic:
Income before cumulative effect	$0.60	$0.44	$0.94	$0.91
Cumulative effect	—	—	(0.03)	—

Net income	$0.60	$0.44	$0.90 (a)	$0.91

Earnings per share — diluted:
Income before cumulative effect	$0.58	$0.43	$0.91	$0.89
Cumulative effect	—	—	(0.03)	—

Net income	$0.58	$0.43	$0.88	$0.89

Weighted-average shares:
Basic	76,277	86,391	77,593	86,280
Diluted	78,489	88,125	79,658	87,923
Cash dividends declared per common share	$0.16	$0.15	$0.32	$0.30

(a) Doesn’t add due to rounding

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
	2006	2005
	(In thousands)
Cash	$12,257	$12,293
Other current assets	543,744	519,036
Property and equipment	1,484,747	1,484,475
Other	346,358	323,430

Total assets	$2,387,106	$2,339,234

Current liabilities	$479,526	$449,736
Current portion of long-term debt	8,600	25,435
Long-term debt	956,669	707,666
Other long-term liabilities	372,736	382,674
Shareholders’ equity	569,575	773,723

Total liabilities and shareholders’ equity	$2,387,106	$2,339,234

Shares outstanding	73,600	78,729
YTD shares repurchased $270.6 million	5,741

Selected Statistics (unaudited)

	Quarter ended June 30,
	2006	2005
Occupancy	89%	88%
Revenue allocation:
Private and other	33%	32%
Medicare	39%	38%
Medicaid	28%	30%
Quality Mix	72%	70%
Per Diems:
Private and other (excluding assisted living)	$228.00	$213.17
Private and other (assisted living)	$123.38	$118.87
Medicare	$382.31	$355.26
Medicaid	$151.52	$146.97
Number of Facilities:
Skilled nursing facilities	276	278
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	37,936	38,259
Assisted living facilities	5,080	5,074
Outpatient therapy clinics	94	90
Hospice and home health offices	115	94
Skilled nursing facility wage rate increases
second quarter 2006 to 2005	4%
Cash flow from operations (in millions)	$76	$100
Capital Expenditures (in millions):
Maintenance and renovations	$25	$24
New construction	$15	$12